Exhibit 5


                       [LETTERHEAD OF HUNTON & WILLIAMS]



                                                              FILE NO.: 48010.39
                                                     DIRECT DIAL: (804) 788-7375


                                February 19, 1997



Board of Directors
Storage USA, Inc.
10440 Little Patuxent Parkway, Suite 1100
Columbia, Maryland  21044

                       Registration Statement on Form S-3
   $450,000,000 of Securities of Storage USA, Inc. and SUSA Partnership, L.P.
   --------------------------------------------------------------------------

Gentlemen:

         We are acting as counsel for Storage USA, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of (i) shares of Preferred Stock, $.01 par value, of the Company ("Preferred Stock"), (ii) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series and represented by depositary receipts (Depositary Shares"),
(iii) shares of Common Stock, $.01 par value, of the Company ("Common Stock"), and (iv) warrants exercisable for either Preferred Stock or Common Stock ("Warrants," and together with the Preferred Stock, Depositary Shares and Common Stock, the "Company Securities") to be offered from time to time by the Company, having an aggregate maximum public offering price not to exceed $250,000,000 on terms to be determined at the time of offering.

         We are also acting as counsel for SUSA Partnership, L.P. (the "Partnership") in connection with the registration under the 1933 Act of unsecured, non-convertible debt securities ("Debt Securities" and together with the Company Securities, the "Offered Securities") to be offered from time to time by the Partnership, having an aggregate maximum public offering price not to exceed $200,000,000 on terms to be determined at the time of offering. The Offered Securities are described in the Registration Statement on Form S-3 filed jointly by the Company and the Partnership (the "Registration Statement"), and the Prospectus included therein (the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") on February 18, 1997.



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Board of Directors
February 18, 1997
Page 2


         In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee. The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Tennessee.

         2. When the terms of any class or series of the Offered Securities have been authorized by appropriate action of the Company or the Partnership and have been issued and sold as described in the Registration Statement, the Prospectus and the applicable Prospectus Supplement and, with respect to the Debt Securities, such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable indenture, then (i) the Company Securities will be legally issued and, with respect to shares of Common Stock and Preferred Stock, fully paid and nonassessable and (ii) the Debt Securities will be validly authorized and issued and binding obligations of the Partnership.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams
                                                     Hunton & Williams